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                                                                    Exhibit 8(b)

                            Fredrikson & Byron, P.A.
                           1100 International Centre
                            900 Second Avenue South
                             Minneapolis, MN 55402
                                 (612) 347-7000




                                 January 8, 2002

Richfield State Agency, Inc.
6625 Lyndale Avenue South
Richfield, Minnesota 55423

     RE: Agreement and Plan of Merger by and between Richfield State Agency, Inc. and Marshall & Ilsley Corporation dated as of November 18, 2001

Ladies and Gentlemen:

     You have requested our opinion as to certain United States federal income tax consequences of the merger (the "Merger") of Richfield State Agency, Inc., a Minnesota corporation ("Seller"), with and into Marshall & Ilsley Corporation, a Wisconsin corporation ("Company"). The Merger is being consummated pursuant to the Agreement and Plan of Merger by and between Seller and Company dated as of November 18, 2001 (the "Merger Agreement"). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

     In connection with rendering our opinion, we have reviewed the Merger Agreement, including the Exhibits thereto, the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 filed by Company with the Securities and Exchange Commission on January 8, 2002, and such other documents and corporate records as we have deemed necessary or appropriate as a basis therefor. We have assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the Effective Time, and that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement. We also have assumed that statements as to factual matters contained in the Proxy Statement/Prospectus are true, correct, and complete and will continue to be true, correct, and complete through the Effective Time. Finally, we have relied on the representations made by officers of Seller and Company in tax certificates provided to us dated January 7, 2002, and we have assumed that such representations will continue to be true, correct, and complete through the Effective Time.

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Richfield State Agency, Inc.
January 8, 2002
Page 2


     Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, and assuming that the Merger and related transactions will be consummated in accordance with the terms of the Merger Agreement, it is our opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that each of Seller and Company will be a party to such reorganization within the meaning of Section 368(b) of the Code and accordingly, for United States federal income tax purposes:

          (i) No gain or loss will be recognized by Seller as a result of the Merger;

          (ii) No gain or loss will be recognized by the shareholders of Seller who exchange their Seller Common Stock solely for Company Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Company Common Stock); and

          (iii) The aggregate tax basis of the Company Common Stock received by shareholders who exchange their Seller Common Stock solely for Company Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Seller Common Stock surrendered in exchange therefore (reduced by any amount allocable to a fractional share interest for which cash is received).

     No opinion is expressed as to any matter not specifically addressed above, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. We consent to the use of this opinion as an Exhibit to the Registration Statement on Form S-4 that includes the Proxy Statement/Prospectus, and to the references to Fredrikson & Byron, P.A. under the captions "The Transaction--Material Federal Income Tax Consequences" and "Legal Opinions" in the Proxy Statement/Prospectus. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933 or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                                  Very truly yours,

                                                  /s/ Fredrikson & Byron, P.A.
                                                  FREDRIKSON & BYRON, P.A.

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Richfield State Agency, Inc.
January 8, 2002
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                                                        FREDRIKSON & BYRON, P.A.